Exhibit 10.31

Redacted Version

AMD DISTRIBUTION AGREEMENT

JUNE 30, 2003

*** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission pursuant to Rule 25b-2 under the Securities Exchange Act of 1934, as amended, and the Commission’s rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.***

Exhibit 10.31

Redacted Version

AMD DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2003 (the “Effective Date”), by and between FASL LLC, a Delaware limited liability company (“FASL”), and Advanced Micro Devices, Inc., a Delaware corporation (“AMD”). FASL and AMD are hereinafter also referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Operating Agreement, dated June 30, 2003 (the “LLC Operating Agreement”), among AMD, AMD Investments, Inc., a Delaware corporation (“AMDI”), Fujitsu Limited, a Japanese corporation (“Fujitsu”), and Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“FMH”), and the Contribution and Assumption Agreement (the “Contribution Agreement”), among AMD, AMDI, Fujitsu, FMH and FASL, AMD and Fujitsu have formed FASL for the purpose of designing, manufacturing and marketing flash memory products; and

WHEREAS, as part of such joint venture arrangement, AMD and Fujitsu have agreed that FASL will appoint AMD and Fujitsu as FASL’s sole initial distributors of Products (as defined below).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, FASL and AMD agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION

1.1 Capitalized but Undefined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meaning ascribed to such terms in the LLC Operating Agreement.

1.2 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.2.1 “Action Plan” has the meaning set forth in Section 14.2.1.

1.2.2 “Affiliate” is defined in the LLC Operating Agreement.

1.2.3 “AMD Account” means a Customer listed as such on Schedule 2.1.

1.2.4 “AMD Extended Period Support Customer” means a Customer listed as such on Schedule 2.1.

1.2.5 “AMD PRC Customers” means the Customers set forth in Section A of Schedule 1.2.5 and such other Customers that are specified as AMD PRC Customers in accordance with Section B of Schedule 1.2.5.

1.2.6 “AMD Short Term Support Customer” means a Customer listed as such on Schedule 2.1.

1.2.7 “AMD Territory” means the Americas and Europe.

1.2.8 “AMD Transitional Support Customer” means, collectively, the AMD Short Term Support Customers and the AMD Extended Period Support Customers.

1.2.9 “Americas” means the countries and territories of North America, Central America and South America.

1.2.10 “Best Efforts” means the efforts that a prudent Entity or person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Entity or person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Entity or person of this Agreement.

1.2.11 “Channel Partner” means any Entity other than an AMD Subsidiary who is appointed by AMD as a sub-distributor or sales representative, pursuant to a written agreement between AMD and such Entity in accordance with Section 5.2. A list of Channel Partners as of the Effective Date is set forth in Schedule 1.2.11. AMD will provide FASL with an updated Schedule 1.2.11 or other reasonable form of notice from time to time whenever it appoints a new Channel Partner or terminates an existing Channel Partner.

1.2.12 “Claims” is defined in Section 19.

1.2.13 “Combined Product” means any Product that contains both (a) FASL Content, and (b) components or products manufactured by any other Entity, which components or products do not constitute FASL Content.

1.2.14 “Confidential Information” has the meaning set forth in Section 16.1.

1.2.15 “Customer” means an Entity, other than AMD in its capacity as distributor hereunder, that purchases Products, but excluding Channel Partners.

1.2.16 “Custom Product” means any Product that has sufficiently unique attributes that it may only be sold to a single Customer or to a limited number of Customers. In addition, if a Product is being discontinued or has been discontinued on a general basis, as set forth in Section 10.2 below, but may still be made available to specific Customers, then it too shall be considered a Custom Product. FASL will identify all Custom Products as such in FASL’s then-current Quarterly price list or other reasonable form of communication to AMD, including an end-of-life notice, if applicable.

1.2.17 “Disclosing Party” has the meaning set forth in Section 16.1.

1.2.18 “Documentation” means any and all documents or materials, whether in printed form or in any electronic form or media, that relate to Products and are provided by FASL to AMD hereunder, including marketing materials and brochures, manuals, published Product price lists and Product specifications, but expressly excluding documents that constitute Confidential Information of FASL.

1.2.19 “Entity” means a corporation, partnership, limited liability company, unincorporated organization, business association, firm, joint venture or other legal entity.

1.2.20 “Europe” means the countries and territories of Europe, as listed on Schedule 1.2.20.

1.2.21 “FAE” means a field applications engineer.

1.2.22 “FASL Board” means the Board of Managers of FASL.

1.2.23 “FASL Content” means components or products manufactured by FASL or a FASL Subsidiary, or components or products specifically manufactured by any other Entity, including AMD or Fujitsu or any third party subcontractor or foundry, on behalf of FASL or a FASL Subsidiary at FASL’s or the FASL Subsidiary’s direction and based on (a) technology or intellectual property owned by FASL, or which FASL otherwise has the right to use, or (b) designs provided by FASL, which designs are proprietary to FASL or a third party licensor of FASL.

1.2.24 “FASL Content Only Product” or “FCO Product” means any Product that contains only FASL Content.

1.2.25 [Intentionally omitted.]

1.2.26 “Force Majeure” has the meaning set forth in Section 21.9.1.

1.2.27 “Forecast” has the meaning set forth in Section 4.1.

1.2.28 “Forecasted Product Requirements” has the meaning set forth in Section 4.1.

1.2.29 “Fujitsu Account” means a Customer listed as such on Schedule 2.1.

1.2.30 “Fujitsu Extended Period Support Customer” means a Customer listed as such on Schedule 2.1.

1.2.31 “Fujitsu PRC Customers” means the Customers set forth in Section A of Schedule 1.2.31 and such other Customers that are specified as Fujitsu PRC Customers in accordance with Section B of Schedule 1.2.31.

1.2.32 “Fujitsu Short Term Support Customer” means a Customer listed as such on Schedule 2.1.

1.2.33 “Fujitsu Territory” means Japan.

1.2.34 “Fujitsu Transitional Support Customers” means, collectively, the Fujitsu Short Term Support Customers and the Fujitsu Extended Term Support Customers.

1.2.35 “Global Account” means a Customer listed as such on Schedule 2.1.

1.2.36 “Guidelines” has the meaning set forth in Section 6.4.

1.2.37 “INCOTERMS 2000” means the International Rules for the Interpretation of Trade Terms, published by the International Chamber of Commerce in the year 2000.

1.2.38 “Intellectual Property Rights” means, on a world-wide basis, any and all now known or existing, or hereafter known or existing, tangible and intangible (a) rights associated with works of authorship, including copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names, logos and similar rights, (c) trade secret rights, (d) rights in patents, designs and algorithms and other industrial property rights, (e) rights in domain names; (f) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations (including continuations in part), divisions, reexaminations or reissues thereof now or hereafter existing, made or in force (including any rights in any of the foregoing).

1.2.39 “Joint Territory” means anywhere in the world other than the AMD Territory and the Fujitsu Territory.

1.2.40 “Leads” has the meaning set forth in Section 11.4.

1.2.41 “Marketing Plan” has the meaning set forth in Section 11.1.2.

1.2.42 “Ownership Interest” means the percentage interest of FASL common membership interests then held collectively by AMD and its Subsidiaries, divided by all then issued and outstanding FASL common membership interests.

1.2.43 “PRC” means the People’s Republic of China.

1.2.44 “Product Distribution Center” has the meaning set forth in Section 7.1.

1.2.45 “Production Volume” means, for a particular Technology for a particular Quarter, FASL’s projected volume of Wafer Outputs for such Technology during such Quarter, as determined by FASL at the beginning of the relevant Quarter using FASL’s then-current QBP for such Quarter.

1.2.46 “Product” means any finished product of FASL.

1.2.47 “Purchase Order” has the meaning set forth in Section 3.1.

1.2.48 “Purchase Price” means the price per Product at which FASL shall sell such Product to AMD in accordance with Section 12.

1.2.49 “Q0” has the meaning set forth in Section 4.2.3.

1.2.50 “Q1” has the meaning set forth in Section 4.2.3.

1.2.51 “Q2” has the meaning set forth in Section 4.2.3(b).

1.2.52 “Q3” has the meaning set forth in Section 4.2.3(c).

1.2.53 “Quarter” means a FASL fiscal quarter.

1.2.54 “Receiving Party” has the meaning set forth in Section 16.1.

1.2.55 “RSP” has the meaning set forth in Section 12.1.

1.2.56 “Standard Product” means any Product that is not a Custom Product. FASL will identify all Standard Products as such in FASL’s then-current Quarterly price list.

1.2.57 “Stocking Channel Partner” means a Channel Partner that is designated as such by AMD pursuant to Section 5.3.3.

1.2.58 “Subsidiary” is defined in the Contribution Agreement.

1.2.59 “Technology” means each process technology used by FASL in the production of Products. A list of Technologies as of the Effective Date is set forth in Schedule 1.2.59. FASL will provide AMD with an updated Schedule 1.2.59 or other reasonable form of notice from time to time whenever it adds a new Technology, or whenever it decides to no longer produce Products using a then-existing Technology.

1.2.60 “Term” has the meaning set forth in Section 20.1.

1.2.61 “Trademarks” means any trademarks, trade names, service marks and logos used by FASL in connection with Products, including those marks, names and logos set forth in Schedule 1.2.61 attached hereto.

1.2.62 “Transition Plan” has the meaning set forth in Section 2.1.4.

1.2.63 “VAT” has the meaning set forth in Section 12.8.

1.2.64 “Wafer Output” means a semiconductor wafer manufactured by or for FASL for a specific Technology.

1.2.65 “Warranty Period” has the meaning set forth in Section 15.1.

1.3 Interpretation.

1.3.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.3.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.3.3 Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to an Entity include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.	APPOINTMENT; GRANT OF RIGHTS

2.1 Grant of Distribution Rights; Transitional Support.

2.1.1 Grant of Rights. Subject to the terms and conditions of this Agreement, FASL grants to AMD the right to market, sell and otherwise distribute Products during the Term (a) in the AMD Territory and in the Joint Territory, (b) to AMD Affiliates, AMD Accounts and Global Accounts wherever located and (c) to AMD PRC Customers in the PRC. No other grant of distribution rights to AMD is implied by this Agreement.

2.1.2 Transitional Support.

(a) Subject to the terms and conditions of this Agreement, FASL grants AMD the following rights during the Term with respect to AMD Transitional Support Customers:

(i) With respect to each AMD Short Term Support Customer, FASL grants AMD the right to market, sell and otherwise distribute Products in the Fujitsu Territory to such Customer; provided, however, that (A) AMD shall not engage in any new design activity in the Fujitsu Territory for any such Customer, and (B) AMD shall transition sales support for each such Customer in the Fujitsu Territory to Fujitsu as soon as reasonably practicable (as reasonably determined by FASL, taking into account various factors, including the preservation of Customer relationships and Customer demands and requirements). This right shall terminate as to each such Customer upon completion of the transition with respect to such Customer.

(ii) With respect to each AMD Short Term Support Customer that is also a Fujitsu Account, FASL grants AMD the right to market, sell and otherwise distribute Products throughout the world to such Customer; provided, however, that (A) AMD shall not engage in any new design activity anywhere in the world for such Customer, and (B) AMD shall transition sales support for each such Customer to Fujitsu as soon as reasonably practicable (as reasonably determined by FASL, taking into account various factors, including the preservation of Customer relationships and Customer demands and requirements). This right shall terminate as to each such Customer upon completion of the transition with respect to such Customer.

(iii) With respect to each AMD Extended Period Support Customer, FASL grants to AMD the right to market, sell and otherwise distribute Products in the Fujitsu Territory to such Customer. At such time that FASL reasonably determines that (A) Fujitsu has sufficient resources to provide such Customer with a sufficient level of support in the Fujitsu Territory as AMD (as measured by various factors, including the number of salespeople and the level of technical competence of Fujitsu’s sales force in light of such Customer’s Product needs), and (B) such Customer is open and willing to purchase Products from Fujitsu in the Fujitsu Territory, FASL shall issue a certification in writing to AMD (with a copy to Fujitsu) that FASL has made such determination. Upon receipt of such certification, this right shall terminate.

(b) Subject to the terms and conditions of this Agreement:

(i) With respect to each Fujitsu Short Term Support Customer, AMD agrees and acknowledges that, pursuant to the Fujitsu Distribution Agreement, FASL shall grant to Fujitsu the right during the Term to market, sell and otherwise distribute Products in the AMD Territory to such Customer; provided, however, that upon the transfer of sales support for each such Customer from Fujitsu to AMD in accordance with the Fujitsu Distribution Agreement, this right shall terminate.

(ii) With respect to each Fujitsu Short Term Support Customer that is also an AMD Account, AMD agrees and acknowledges that, pursuant to the Fujitsu Distribution Agreement, FASL shall grant to Fujitsu the right during the Term to market, sell and otherwise distribute Products throughout the world to such Customer; provided, however, that upon the transfer of sales support for each such Customer from Fujitsu to AMD in accordance with the Fujitsu Distribution Agreement, this right shall terminate.

(iii) With respect to each Fujitsu Extended Period Support Customer, AMD agrees and acknowledges that, pursuant to the Fujitsu Distribution Agreement, FASL shall grant to Fujitsu during the Term the right to market, sell and otherwise distribute Products in the AMD Territory to such Customer. At such time that FASL reasonably determines that (A) AMD has sufficient resources to provide such Customer with a sufficient level of support in the AMD Territory as Fujitsu (as measured by various factors, including the number of salespeople and the level of technical competence of AMD’s sales force in light of such Customer’s Product needs), and (B) such Customer is open and willing to purchase Products from AMD in the AMD Territory, FASL shall issue a certification in writing to Fujitsu (with a copy to AMD) that

FASL has made such determination. Upon receipt of such certification, this right shall terminate.

2.1.3 Location of Sale. For purposes of determining the location of a sale of any Product, the “ship to” location on the Purchase Order shall be determinative.

2.1.4 Transition Plan. Promptly after the Effective Date, AMD and FASL shall meet and develop written transition plans for each AMD Short Term Support Customer, each such plan setting forth in reasonable detail the steps and actions that each Party shall be required to take, and the events that shall be required to occur, in order for support for the relevant Customer to transfer from AMD to Fujitsu (each, a “Transition Plan”). Each Party will act in accordance with the Transition Plans. In addition, FASL shall use Best Efforts to require Fujitsu to comply with the transition plans that are developed and agreed by FASL and Fujitsu in accordance with the Fujitsu Distribution Agreement.

2.2 Appointment of Other Distributors by FASL.

2.2.1 In the Joint Territory. FASL shall have the right to appoint additional distributors or sales representatives in the Joint Territory.

2.2.2 In the AMD Territory; Other Customers. Subject to Section 14 and for so long as AMD maintains an Ownership Interest of at least twenty-five percent (25%), FASL shall not have the right to appoint any additional distributors or sales representatives, or grant any existing distributor or sales representative (other than AMD) any additional rights, in the AMD Territory or with respect to an AMD Account, Global Account or AMD PRC Customer without AMD’s prior written consent, which consent may be withheld in its sole discretion.

2.2.3 No Sales by FASL. Notwithstanding anything to the contrary herein, unless otherwise agreed by the parties on a case-by-case basis, in no event shall FASL sell or otherwise distribute any Products (or any wafers, die or work-in-progress), except through (i) AMD pursuant to and in accordance with the terms of this Agreement, (ii) Fujitsu pursuant to and in accordance with the terms of the Fujitsu Distribution Agreement, (iii) the appointment of additional distributors or sales representatives in accordance with the terms of this Agreement or the Fujitsu Distribution Agreement; or (iv) as may otherwise be permitted by procedures that may be added to the LLC Operating Agreement subsequent to the Effective Date in accordance with its terms.

2.3 AMD Obligations and Restrictions.

2.3.1 Best Efforts. AMD shall use its Best Efforts to promote the sale of Products in the AMD Territory. In light of the foregoing, the application of the provisions of Section 2306(2) of the California Commercial Code to the Parties is hereby excluded.

2.3.2 Commitments. Notwithstanding anything to the contrary herein, AMD shall have **** on behalf of FASL with respect to Product availability.

2.3.3 Inventory. AMD shall not, and shall cause its Subsidiaries not to, maintain an inventory of Products intended to be used for re-sale by Customers, provided that

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

AMD and any AMD Subsidiary may maintain a limited, reasonable number of Products to use as Product samples in connection with demand creation activities in accordance with Section 11.5. Notwithstanding anything to the contrary in the foregoing, AMD and its Subsidiaries shall have the right, as of the Effective Date, to collectively possess **** inventory of Products across all Technologies, which inventory AMD and its Subsidiaries may retain and sell in the ordinary course of business, provided that such inventory shall be eliminated within a reasonable period of time after the Effective Date. The foregoing restrictions and obligations regarding inventory shall not apply to Channel Partners.

2.3.4 NADC. Notwithstanding anything to the contrary in the foregoing, AMD shall have the right, from and after the Effective Date, to hold up to **** inventory of Product in its North America Distribution Center (“NADC”), provided that NADC’s target level of Product inventory shall be **** inventory. From time to time, AMD may request the right to hold more than **** inventory at NADC to address special market opportunities and FASL will not unreasonably withhold its consent to permit AMD to hold additional inventory at NADC to address those opportunities, taking into account existing firm purchase orders from Customers and AMD’s then-current good faith forecast for quick-turn business opportunities. Title and risk of loss with respect to such inventory shall remain with FASL until such time that AMD places a Purchase Order for the relevant Products in accordance with Section 3.1. AMD will maintain any such inventory at no cost to FASL, and will report on the amount and status of such inventory from time-to-time as reasonably requested by FASL. Without limiting the foregoing, AMD agrees to use Best Efforts to provide FASL as soon as it may be practicable daily point-of-sales reports in a format and including the information reasonably designated by FASL regarding all such inventory. Initial point-of-sale reports will contain the types of information specified in Schedule 2.3.4. Notwithstanding anything to the contrary in Section 12.5 below, payments for Products held at the NADC in accordance with this Section 2.3.4 shall be made within sixty (60) days from the date of shipment of such Products to a Customer or Channel Partner.

3.	ORDERING; SHIPPING

3.1 Orders. AMD will accept purchase orders for Products from Customers and Channel Partners in accordance with its customary practices. To purchase Product(s) from FASL, AMD shall issue purchase orders (“Purchase Orders”), which shall specify the Purchase Order number, type and quantity of Product(s) ordered, Purchase Price (and the price to be paid to AMD for the Product(s) by the relevant Customer or Channel Partner, but only if such price is **** the **** for the Product(s)), place(s) of delivery (which shall be the location identified in the relevant Customer or Channel Partner purchase order issued to AMD), and delivery date(s). These Purchase Orders may take the form of electronic submissions in a mutually-acceptable format (including submissions currently referred to as “B+B+B files”) so long as they contain the same information specified above for Purchase Orders, even if such submissions may not be referred to specifically as “purchase orders” when transmitted. AMD shall place each Purchase Order with FASL sufficiently in advance of the delivery date to allow for FASL’s Product delivery lead times, as set forth in FASL’s most recent lead time report provided to AMD. FASL shall accept any Purchase Order submitted by AMD to the extent that such Purchase Order (a) is within the Product allocation assured to AMD in accordance with Section 4.2, (b) conforms to the foregoing lead times, and (c) does not provide for a “ship to” location, Customer or Channel Partner that is inconsistent with AMD’s distribution rights hereunder.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

FASL will not accept any order to purchase Products under this Agreement from any Entity or person other than AMD without AMD’s prior written consent. Notwithstanding the foregoing, with respect to Purchase Orders for Custom Products, FASL shall not be required to accept such Purchase Orders, but FASL shall not unreasonably withhold acceptance of any such Purchase Order that is consistent with the terms of this Agreement, taking into account such factors as the requested delivery date, pricing and inventory. FASL shall not withhold acceptance of any Purchase Order for Custom Products on a basis that provides AMD less favorable treatment than any other FASL distributor or sales representative submitting orders for similar quantities of the same or similar Custom Products; provided that any pre-existing commitments to any distributor may take precedence over any new commitments for Custom Products so long as FASL makes such determinations on a commercially reasonable and non-discriminatory basis. FASL shall notify AMD as soon as possible if FASL believes that a Purchase Order for either Standard Products or Custom Products does not meet the foregoing requirements for acceptance by FASL. If the Purchase Order includes a pricing term inconsistent with the terms of this Agreement, such pricing term shall not apply and the pricing provisions set forth in Section 12 below shall take precedence.

3.2 Cancellations. AMD may cancel any Purchase Order or portion thereof for Standard Products, without charge, upon written notice to FASL at least thirty (30) days prior to the applicable delivery date. FASL will determine cancellation policies, procedures and charges with respect to Custom Products, and with respect to Standard Products where notice of cancellation is given less than thirty (30) days prior to the applicable delivery date, in advance of AMD’s placement of the applicable Purchase Order and will inform all distributors of such cancellation policies and apply such policies to all distributors, although the parties acknowledge that exceptions may be made on a case-by-case basis to address particular Customer situations. The Parties will discuss in good faith any cancellations of delivery of Custom Products, or of Standard Products where notice of cancellation is given less than thirty (30) days prior to the applicable delivery date, requested by AMD, but the final determination will be FASL’s.

3.3 Reschedules. AMD may reschedule the delivery of any Purchase Order or portion thereof for Standard Products, without charge, one time only, upon notice to FASL at least thirty (30) days prior to the applicable delivery date. Standard Product reschedules may be made less than thirty (30) days prior to the applicable delivery date, but only upon the agreement of FASL. Any reschedules on less than thirty (30) days prior notice shall be subject to reschedule fees payable to FASL in an amount set by FASL in advance of AMD’s placement of the applicable Purchase Order. FASL will also determine reschedule policies, procedures and rights and charges with respect to Custom Products in advance of AMD’s placement of the applicable Purchase Order. FASL will inform all distributors of its reschedule policies in respect of Standard Products and Custom Products and apply such policies to all distributors although the parties acknowledge that exceptions may be made on a case-by-case basis to address particular Customer situations. The Parties will discuss in good faith any rescheduling of delivery of Custom Products, or of Standard Products where notice of rescheduling is given less than thirty (30) days prior to the applicable delivery date, requested by AMD, but the final determination will be FASL’s.

3.4 Shipping. FASL shall notify AMD at the time of shipment as to the quantity of Product(s) shipped and the specific shipping information. Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing by the Parties. FASL shall deliver the ordered Product by the applicable delivery date(s), provided that FASL may not deliver such Product earlier than the delivery date specified in the applicable Purchase Order. Upon a bona fide, reasonable, ****, AMD may specify that Product shipments may not be late and if FASL has agreed in advance for **** that a particular shipment—or shipments in general **** —will be subject to timeliness requirements, then in the event that any shipment is delayed and not timely, AMD may direct FASL to ship such Products by reasonable premium transportation designated by AMD and FASL shall bear the reasonable expense of any difference in cost due to such premium transportation. FASL shall ship the ordered Product(s) to the delivery address(es) set forth in the applicable Purchase Order.

3.5 Title and Risk of Loss.

3.5.1 Shipment from FASL Facility Directly to Customers or Stocking Channel Partners. Delivery of Products from any FASL facility directly to Customers or Stocking Channel Partners, or to AMD’s ****, shall be **** in accordance with INCOTERMS 2000, unless otherwise agreed in writing by the Parties, and title and risk of loss shall pass from FASL to AMD ****, which shall be ****, a **** or a ****.

3.5.2 Shipment from Product Distribution Centers. Delivery of Products from any Product Distribution Center to a Customer or a Stocking Channel Partner, or to AMD’s ****, shall be **** in accordance with INCOTERMS 2000, unless otherwise agreed by the Parties, and title and risk of loss shall pass from FASL to AMD **** at **** at the ****, in accordance with ****, as interpreted in accordance with INCOTERMS 2000. Without limiting the foregoing, AMD will bear **** attributable to **** from the **** to a ****. FASL will bear **** to ship Products directly from FASL, a FASL Subsidiary or a FASL subcontractor facility to the Product Distribution Center, the AMD Sub ****.

4.	FORECASTS; PRODUCT ALLOCATIONS

4.1 Forecasts. AMD working together with FASL shall, on or before the end of the last week of the first month of each Quarter, provide FASL with a non-binding forecast (a “Forecast”) setting forth AMD’s projected Product needs for each of the five (5) Quarters following such Quarter (“Forecasted Product Requirements”). Each Forecast will be organized by FASL on a Technology-by-Technology basis, and will contain a forecast for each Product within a particular Technology. AMD’s initial Forecast is attached hereto as Schedule 4.1.

4.2 Short-Supply Guaranteed Allocation.

4.2.1 Allocation. Subject to Section 4.2.3 below, in the event that, in any Quarter, FASL does not produce enough wafers within a Technology to meet the total orders for Product falling within such Technology issued by AMD and Fujitsu, FASL will allocate its wafer fabrication and assembly, test and package Production Volume for such Technology as follows:

(a) to AMD, **** of Production Volume for such Products for such Quarter;

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

(b) to Fujitsu, **** of Production Volume for such Products for such Quarter; and

(c) such **** of Production Volume for the relevant Technology to either AMD or Fujitsu or otherwise, as reasonably **** (**** to the interests of either AMD or Fujitsu).

4.2.2 Adjustments Based on ****. In the event that **** is **** as set forth below, then, in determining **** for purposes of Section 4.2.1, the **** in Section 4.2.1(b) shall be ****:

(a) in the event **** is **** to or **** than **** and ****, the **** of Production Volume in Section 4.2.1(b) shall be **** to ****;

(b) in the event **** is **** to or **** than **** and ****, the **** of Production Volume in Section 4.2.1(b) shall be ****; and

(c) in the event **** is ****, the **** Production Volume in Section 4.2.1(b) shall be **** to ****.

4.2.3 Adjustments Based on ****. If (a) in any Quarter (for purposes hereof, “Q1”), FASL does not produce enough Product within a Technology to meet the total orders for Product falling within such Technology issued by AMD and Fujitsu, and (b) in the ****, AMD purchased Products falling within such Technology representing, as a ****, an amount **** in accordance with Sections 4.2.1 and 4.2.2 (unless such failure to purchase resulted from FASL’s inability to provide AMD with the ****), then, in such event:

(a) For such Quarter (Q1), FASL will **** AMD its wafer fabrication and assembly, test and package Production Volume for such Technology, the **** Production Volume for such Technology that is the **** of (i) the **** Production Volume for such Technology purchased by AMD ****, and (ii) the **** Production Volume for such Technology to which AMD is **** pursuant to Sections 4.2.1 and 4.2.2; and

(b) For the subsequent Quarter (for purposes hereof, “Q2”), **** that **** or that it forecasted it would purchase **** if such amount was lower, FASL will **** to AMD its wafer fabrication and assembly, test and package Production Volume for such Technology, the **** Production Volume for such Technology to which AMD is **** pursuant to Sections 4.2.1 and 4.2.2.

(c) If, however, **** for Q1 and **** for Q1, its **** for the **** be calculated as set forth in subsection (a) above. If AMD thereafter **** or that it forecasted, then for the subsequent Quarter ****, FASL will **** to AMD its wafer fabrication and assembly, test and package Production Volume for the applicable Technology, the **** Production Volume for such Technology to which AMD is entitled pursuant to Sections 4.2.1 and 4.2.2.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

4.3 FASL Adjustments to Production Volume. Notwithstanding anything to the contrary in this Section 4, FASL shall use all commercially reasonable efforts to increase or reduce, as applicable, Production Volume to reflect AMD’s Forecasted Product Requirements and Fujitsu’s forecasted product requirements. FASL shall **** Production Volume ****, provided that FASL’s ability to so adjust Production Volume shall be subject to the guidelines with respect to inventory build up set forth in Section 8.8 of the LLC Operating Agreement.

4.4 Additional Capacity.

4.4.1 FASL Adding Capacity. In the event that FASL adds additional production capacity that is not contemplated by the **** Financial Support Plan, AMD, FASL and Fujitsu shall negotiate, in good faith, and agree as to how additional Production Volume generated therefrom shall be shared among the parties; provided, however, that in no event shall **** to **** such **** or **** with respect thereto.

4.4.2 Request for Additional Capacity from AMD. In the event (a) AMD requests that FASL add additional capacity not contemplated by the **** Financial Support Plan, (b) ****.

4.4.3 Request for Additional Capacity from Fujitsu. ****.

5.	SUBSIDIARIES AND CHANNEL PARTNERS

5.1 Right to Appoint Subsidiaries. FASL hereby grants to AMD the right during the Term to appoint any Subsidiary as a subdistributor or sales representative of AMD, provided that such appointment is on terms and conditions consistent with this Agreement, including that any such Subsidiary will abide by the inventory restrictions applicable to AMD pursuant to Section 2.3.3.

5.2 Right to Appoint Channel Partners. Subject to the terms and conditions of this Agreement, FASL hereby grants to AMD the right during the Term to appoint Channel Partners (through multiple tiers), provided that each Channel Partner enters into a distribution or sales representative agreement with AMD pursuant to which each such Channel Partner acknowledges that its rights to market, sell or otherwise distribute Products are no broader than, and are subject to at least the same limitations as, the rights granted by FASL to AMD in this Agreement. Consistent with the goals of Section 2.3.1, AMD will use its Best Efforts to select and retain Channel Partners that will effectively promote and accomplish the sale of Products, regardless of what other business AMD may carry on with such Channel Partners. In addition, as part of the quarterly business review described in Section 13, the Parties will discuss the performance of the Channel Partners and discuss possible ways to improve the mix of Channel Partners or improve the performance of existing Channel Partners.

5.3 Channel Management. With respect to its Channel Partners, AMD will:

5.3.1 use commercially reasonable efforts to enforce the terms and conditions of its agreements with its Channel Partners, including the sub-distributor obligations set forth in Schedule 5.3.1;

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

5.3.2 provide each Channel Partner with commercially reasonable field sales and field applications support, and with commercially reasonable assistance in connection with each such Channel Partner’s promotion and sale of Products; provided that AMD shall have no obligation to provide field applications support in the Fujitsu Territory;

5.3.3 use commercially reasonable efforts to ensure that each Channel Partner designated as a “stocking” Channel Partner by AMD (which designation shall be made by AMD in its sole discretion) maintains a representative minimum level of Product inventory in order to ensure timely off-the-shelf delivery of Products to Customers;

5.3.4 use commercially reasonable efforts to ensure that each Channel Partner complies with FASL’s distribution policies and procedures; and

5.3.5 use Best Efforts to ensure its Channel Partners have the ability to successfully promote Products in the regions in which they are actively pursuing Product sales.

5.4 Stock Rotations. AMD shall have the right to accept Product stock rotation returns from its Stocking Channel Partners in accordance with FASL’s **** stock rotation policies, provided that AMD shall not permit any Stocking Channel Partner to return **** Products held as inventory by such Stocking Channel Partner, based upon net shipments and in accordance with the time frames and procedures specified by FASL. FASL will notify AMD in advance of AMD’s placement of the applicable Purchase Orders of its stock rotation policies and agrees to provide AMD ****. If AMD accepts Product stock rotation returns from any Stocking Channel Partner, AMD shall promptly return such Products to FASL. AMD will, on a Quarterly basis, provide FASL with a written report regarding stock rotation returns by AMD to FASL, such written report identifying the Stocking Channel Partner that returned Products and specifying the Products returned (by Product number, and amount). On a Quarterly basis, FASL shall perform an inspection and audit of the returned Products, and in the normal course of business ****. In order to pass inspection, all Products returned in accordance with this Section 5.4 must be in their original, unopened factory-sealed unit packaging containers and otherwise unaltered.

5.5 Termination of a Channel Partner. Upon termination of a Channel Partner relationship, AMD will promptly update Schedule 1.2.11 and, as applicable and if directed by FASL, ****. If so requested by FASL, AMD will **** to FASL at ****.

6.	TRADEMARK LICENSE AND RESTRICTIONS; MAINTENANCE; DOCUMENTATION

6.1 License. Subject to the terms and conditions of this Agreement, FASL hereby grants to AMD a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use and display the Trademarks in the AMD Territory and Joint Territory, and anywhere else in the world in connection with **** and AMD ****, in all cases solely in connection with the marketing, promotion, advertisement, sale and distribution of Products as expressly permitted herein, and in connection with AMD’s obligations set forth in Sections 5, 9 and 11. AMD shall not have the right to use the Trademarks to form combination marks with other trademarks, service marks, trade names, designs and logos.

6.2 No Additional Rights. AMD shall not use any other trademark or service mark confusingly similar to the Trademarks without the prior written approval of FASL. AMD

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

understands and agrees that (a) as between the Parties, FASL is the sole owner of all right, title and interest in and to the Trademarks, (b) the use of any Trademark in connection with this Agreement shall not create in AMD any right, title or interest in or to the Trademarks, and (c) all such use and goodwill associated therewith shall inure solely to the benefit of FASL. AMD shall not challenge the validity of the Trademarks, nor shall AMD challenge or take any action inconsistent with FASL’s ownership of the Trademarks or the enforceability of FASL’s rights therein, unless the Trademark in question is used (without violation of FASL’s rights) or owned by AMD (whether or not such Trademark is registered in any particular jurisdiction) prior to FASL’s adoption or use of the Trademark, as demonstrated by AMD.

6.3 Registration. FASL shall retain the exclusive right to apply for and obtain registrations for the Trademarks throughout the world. AMD, upon FASL’s reasonable request, agrees to reasonably cooperate with FASL’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect FASL’s Intellectual Property Rights in the Trademarks, including by providing FASL with brochures, manuals, advertisements and other materials concerning Products. Any cooperation that AMD provides in accordance with this Section 6.3 shall be at FASL’s sole cost, provided that such costs are reasonably incurred.

6.4 Quality Control. All use of the Trademarks shall be in accordance with the FASL trademark guidelines attached hereto as Exhibit 6.4, as may be reasonably amended from time to time by FASL upon reasonable prior written notice to AMD (“Guidelines”), provided that the Guidelines shall apply to all distributors. AMD shall not use the Trademarks in any manner other than expressly authorized by this Agreement. From time to time upon FASL’s request, AMD shall submit to FASL samples of all AMD materials bearing the Trademarks. If FASL discovers any use of the Trademarks inconsistent with the Guidelines on any such submitted samples, and delivers to AMD a writing describing in reasonable detail the improper use, AMD shall promptly cease or remedy such use.

6.5 Documentation. Subject to the terms and conditions of this Agreement, FASL grants to AMD a non-exclusive, royalty-free, fully paid up license (including the right to grant sublicenses), during the Term, to use, display, translate, modify to make consistent with in its own documentation, copy and otherwise reproduce and distribute (either on its own, or in conjunction with, or as incorporated in AMD product documentation) the Documentation in the AMD Territory and the Joint Territory, and anywhere in the world in connection with **** and AMD ****, solely in connection with the marketing, promotion, advertisement, sale and other distribution of Products as expressly permitted herein, and in connection with AMD’s obligations set forth in Sections 5, 9 and 11. Notwithstanding the foregoing, AMD may not modify the Documentation in a manner that misrepresents the Products.

7.	PRODUCT DISTRIBUTION CENTERS

7.1 Product Distribution Centers. AMD will set aside physical space reasonably acceptable to FASL in one of the storage or warehouse facilities it owns or leases in Europe for FASL to use as a storage and shipping facility for Products (the “Product Distribution Center”). The size of space allocated to FASL for the Product Distribution Center shall be agreed upon by the Parties in writing. To the extent feasible, AMD shall maintain the Product Distribution Center apart from the space allocated for AMD activities. The Product Distribution Center will

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

be staffed by FASL employees or agents, or by FASL Subsidiary employees or agents, who shall be granted unlimited access to the Product Distribution Center, but who shall be under the general administrative supervision of AMD for site management at the applicable facility. Notwithstanding anything to the contrary in the foregoing, FASL and FASL Subsidiary employees and agents shall, and FASL or a FASL Subsidiary, as applicable, shall cause it employees and agents to: (a) not interfere with AMD’s activities at the AMD facilities housing the Product Distribution Center; (b) comply with AMD’s then-current workplace rules and procedures, as provided by AMD to FASL from time to time; and (c) take such other action or follow such other procedures as reasonably requested by AMD. FASL shall retain title and risk of loss with respect to Products stored in Product Distribution Center, and, as between the Parties, title and risk of loss shall pass to AMD only in accordance with Section 3.5.2. The Parties currently anticipate that it will not be possible to establish the Product Distribution Center on or before the Effective Date; the Parties will use Best Efforts to establish the Product Distribution Center as soon as possible after the Effective Date, but in any event will do so no later than January 1, 2004.

7.2 Product Distribution Center Operating Costs. AMD shall provide use of Product Distribution Center space at no cost to FASL, and AMD will bear all general maintenance costs and expenses incurred in connection with the Product Distribution Center, including, for example, rental payments, utilities, and security and safety expenses. Notwithstanding anything to the contrary in the foregoing, AMD shall not be responsible for any costs or expenses relating to FASL’s or the FASL Subsidiary’s operation of the Product Distribution Center, including costs relating to the FASL or FASL Subsidiary employees and/or agents working in the Product Distribution Center, and administrative expenses incurred by FASL or a FASL Subsidiary in connection with maintaining and tracking Product inventory and packaging and shipping Products.

7.3 Consignment Warehouses. Upon the agreement of the Parties, and without limiting Section 2.3.4, AMD may maintain an agreed level of Product inventory in one or more of its consignment warehouses. Title and risk of loss with respect to such inventory shall remain with FASL until such time that AMD places a Purchase Order for the relevant Products in accordance with Section 3.1; provided, however, that with respect to Products maintained at AMD’s consignment warehouse in ****, title and risk of loss shall pass to AMD upon shipment of such Products from a FASL facility or the Product Distribution Center, and in accordance with Section 3.5. Any such inventory shall be maintained by AMD employees and at no cost to FASL. FASL will bear shipping costs for shipping Products to a consignment warehouse; AMD will bear shipping costs for shipping Products from a consignment warehouse. AMD will report on the amount and status of any such inventory from time-to-time as reasonably requested by FASL. Without limiting the foregoing, AMD agrees to use Best Efforts to provide FASL as soon as it may be practicable daily point-of-sales reports in a format and including the information reasonably designated by FASL regarding all such inventory on a consignment warehouse-by-consignment warehouse basis, providing the same types of information as specified in Schedule 7.3. Payments for Products held by AMD in accordance with this Section 7.3 shall be made within sixty (60) days from the date of shipment of such Products to the applicable Customer or Channel Partner. An initial list of consignment warehouses is set forth in Schedule 7.3; AMD will update such list by reasonable form of notice to FASL if it adds

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

a consignment warehouse location or ceases to use an existing location as a consignment warehouse.

8.	VENDOR MANAGED INVENTORY PROGRAMS

The Parties may institute “vendor managed inventory programs,” operated through either Product Distribution Centers or via one or more third parties, on terms and conditions to be agreed in writing in advance by FASL and AMD.

9.	CUSTOMER SUPPORT RESPONSIBILITIES

9.1 ****. AMD will maintain a **** in order to better enable AMD ****. AMD will provide FASL with ****, to better enable FASL ****. FASL shall have no right to use, and shall not use, any ****. Information obtained by FASL from AMD with regard to AMD’s independent sales activities, Product pricing or allocation decisions shall be subject to the obligations set forth in Section 16, and shall not be disclosed to Fujitsu or to any other Entity or person, except as otherwise expressly permitted hereunder.

9.2 Post-Sale Applications Support. AMD and FASL will provide reasonable field applications support to Customers that are designing in Products. Upon FASL’s reasonable request, AMD shall dedicate a reasonable number of FAEs to any region in the Joint Territory, on terms and conditions to be agreed in writing by the Parties, provided that AMD reasonably determines that substantial sales revenues for AMD may be generated from such region.

9.3 Warranty, Field Support. AMD will reasonably assist FASL and Customers in connection with FASL’s compliance with and fulfillment of its warranty policies and, specifically, with respect to the following FASL processes: Return Material Authorizations (RMAs); Customer Corrective Action Requests (CCARs); and Advanced Change Notifications (ACNs). **** written notification to AMD, and AMD will assist FASL in accordance with the revised processes, provided that **** would require AMD to incur significant additional costs or compliance burdens, unless AMD consents thereto in writing, such consent not to be unreasonably conditioned, delayed or withheld.

9.4 Subdistributor Channel Design Registration. AMD will assist FASL and Customers regarding Subdistribution Channel Design Registrations on terms and conditions, and in accordance with procedures, to be agreed by the Parties.

10.	CHANGES IN SPECIFICATIONS AND DESIGNS

10.1 Product Transition. FASL will initially manufacture the Products set forth on Schedule 10.1 in accordance with the specifications used for such Products immediately prior to the Effective Date, and will label and market such Products under the Product part numbers used for such Products by AMD immediately prior to the Effective Date, for a reasonable period of time as reasonably determined by FASL, taking into account various factors, including the preservation of Customer relationships and Customer demands and requirements.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

10.2 Product Change or Elimination (End-of-Life). With respect to any proposed change to the specifications or designs of any Product, or to a proposed change to cease further production of a Product, FASL shall notify AMD of the proposed change in accordance with FASL’s then-current standard ACN procedures, a copy of which FASL shall provide to AMD from time to time, as and when updated. FASL will then commercially release such change, or phase out production of a Product, in accordance with its then-current standard ACN procedures; provided, however, that FASL will take into account in the timing of the release of such change, or the timing of the phase out of the Product, as applicable, any concerns expressed to FASL by AMD or any of AMD’s Channel Partners or Customers regarding the timing of such release or termination.

11.	MARKETING; SALES

11.1 Global Marketing Policies and Campaign.

11.1.1 Marketing Policies. FASL will establish global policies regarding public relations and marketing, including the form and content of Product marketing and promotional materials and advertisements, such policies to be amended by FASL from time to time in its reasonable discretion. FASL shall promptly notify AMD in writing of any amendments to such policies. AMD shall comply with such policies, to the extent permitted by Applicable Law.

11.1.2 Marketing Campaign. FASL will, on an annual basis, develop a global marketing plan for Products, in consultation with AMD and Fujitsu (each, a “Marketing Plan”). Each Party will be responsible for performing the obligations under each Marketing Plan which such Party has agreed to in writing, and shall bear all costs and expenses it has agreed in writing to bear in connection therewith. FASL will update each Marketing Plan on an as-needed basis. ****.

11.2 Joint Marketing.

11.2.1 Restriction. If agreed in writing by the Parties, AMD may engage in joint marketing or promotional campaigns in which both Parties are referenced. The Parties agree and acknowledge that using FASL-produced marketing materials and the Trademarks in connection with AMD’s normal sales activities (including by modifying FASL marketing materials for incorporation into AMD’s general product marketing materials in accordance with Section 11.6.2) shall not constitute a joint marketing campaign.

11.2.2 Joint Campaign Activities and Costs. Notwithstanding Section 11.2.1, AMD may request that FASL establish and implement a joint marketing campaign. Upon such request, FASL may agree to establish such a joint marketing campaign on terms to be agreed. All costs and expenses incurred **** in connection with any such joint marketing campaign shall be borne by ****; provided, however, that **** shall obtain **** prior written consent before incurring any costs or expenses in connection with any such joint marketing activities that will be charged to ****.

11.2.3 FASL Support. Upon AMD’s request, FASL may, but ****, participate in AMD-led marketing activities directed at a specific Customer or group of Customers within the

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

AMD Territory or the Joint Territory, or at any **** AMD **** Customer. FASL’s decision as to whether it will participate in such activities will take into account ****.

11.3 Market Intelligence. AMD will use commercially reasonable efforts to keep FASL informed of industry trends and competitive conditions that may affect the sale of Products in the AMD Territory, and will use commercially reasonable efforts to provide FASL with such information for regions in the Joint Territory to the extent AMD becomes aware of such trends or conditions.

11.4 ****; Efforts. AMD will **** from time to time, and will use commercially reasonable efforts to ****, in each case ****. AMD will use commercially reasonable efforts to ****.

11.5 ****.

11.5.1 Activities. AMD will engage in the following demand creation activities with Customers and identified Leads in the AMD Territory, and, to the extent commercially reasonable, with Customers and identified Leads in the Joint Territory, provided that such demand creation activities are consistent with the then-current ****:

(a) Providing Customers and identified Leads with a reasonable number of Product samples in support of AMD design win efforts;

(b) Providing Customers and identified Leads with any Documentation in AMD’s possession that AMD reasonably determines to be useful in support of AMD design win efforts;

(c) Providing a reasonable level of field applications support to Customers that are designing-in Products;

(d) Providing FASL with data in AMD’s possession that AMD reasonably determines to be useful in connection with FASL’s tracking of design wins, to the extent permitted by and in accordance with Applicable Law and subject to Section 9.1 and any duty of confidentiality that AMD owes to any third party; and

(e) Performing such other activities that AMD reasonably determines to be useful in connection with AMD’s promotion of Products.

11.5.2 Marketing Support. FASL will, at FASL’s sole cost, provide AMD with all marketing application support reasonably requested by AMD in connection with AMD’s demand creation activities, including by providing AMD with a reasonable number of Product samples for use in connection with AMD’s demand creation activities.

11.6 Marketing Materials.

11.6.1 Customization Assistance. AMD will, upon FASL’s reasonable request, assist FASL with the customization of FASL’s Product marketing and promotional materials for particular geographic regions within the AMD Territory and the Joint Territory and for

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

specifically identified Lead opportunities. Any assistance that AMD provides in accordance with this Section 11.6.1 shall be at ****, provided that such costs are reasonably incurred.

11.6.2 Marketing Materials. FASL will be solely responsible for producing general Product marketing and promotional materials. FASL will provide AMD with a reasonable amount of such materials, including for the purpose of enabling AMD to engage in demand creation activities pursuant to Section 11.5. AMD shall have the right at its own cost to modify such materials in order to incorporate FASL marketing materials into AMD’s general product marketing materials in such a manner that conforms with AMD’s general marketing practices.

11.7 Training. AMD will train all AMD field sales personnel, sales support personnel, and field applications personnel engaged in the promotion and sale of Products, and will provide training to such personnel of its Channel Partners to the extent it reasonably determines that its Channel Partners require such training. FASL will assist AMD with such training efforts, on terms and conditions to be agreed by the Parties.

11.8 Other Assistance. AMD shall provide FASL with such additional sales and/or marketing support activities as FASL may reasonably request from time to time, on terms and conditions to be agreed in writing by the Parties.

12.	PRICE; PAYMENTS; TAXES

12.1 Distributor Pricing. AMD is free to establish prices for its re-sale of Products.

12.2 Price List. ****, FASL shall provide AMD with an updated price list which, among other things, shall both set forth FASL’s recommended sales price (“RSP”) for each Product, **** to which such price list relates, and designate each Product as either a Standard Product or a Custom Product. FASL shall have the right to increase or reduce the RSP for any Product at any time in its sole discretion, upon prior written notice to AMD, the amount of such notice to take into account the time period necessary to communicate price changes to sales people, such written notice describing the Product subject to such price change, the new RSP for such Product and the effective date of such price change. The Parties will use Best Efforts to establish a real-time price change notification procedure, but acknowledge that on the Effective Date means to establish such a procedure have not been implemented. Price changes shall apply to all Purchase Orders received by FASL after the effective date of the change and FASL may in its discretion **** received prior to the effective date of the change. FASL will establish policies and procedures whereby FASL will honor long-term pricing commitments to AMD as agreed to by FASL.

12.3 Purchase Price of FASL Content Only Products. The Purchase Price for each FCO Product shall be equal to **** of RSP at the time the order was booked. The Purchase Price for each FCO Product is subject to the following adjustments:

12.3.1 Price Increase. In the event AMD sells an FCO Product to a Customer or Channel Partner in an amount that is in excess of the RSP for such Product, the Purchase Price shall be automatically increased to an amount equal to **** of the actual sales price of such Product.

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

12.3.2 Price Decrease. In the event AMD sells an FCO Product to a Customer or Channel Partner in an amount that is less than the RSP for such Product, AMD may request that FASL reduce the Purchase Price. In such case, FASL may, but shall have no obligation to, reduce the Purchase Price to an amount that it determines in its sole discretion.

12.4 Purchase Price for Combined Products.

12.4.1 Purchase Price. The Purchase Price for each Combined Product shall be as follows:

(a) for Combined Products with equal to or greater than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for such Product;

(b) for Combined Products with equal to or greater than **** and less than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for such Product;

(c) for Combined Products with equal to or greater than **** and less than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for such Product;

(d) for Combined Products with equal to or greater than **** and less than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for such Product;

(e) for Combined Products with equal to or greater than **** and less than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for such Product; and

(f) for Combined Products with less than **** FASL Content, the Purchase Price shall be equal to **** of the RSP at the time the order was booked for the FASL Content plus **** of the price that FASL paid for the non-FASL Content.

12.4.2 Price Increase. In the event AMD sells a Combined Product to a Customer or Channel Partner in an amount that is in excess of the RSP at the time the order was booked for such Product, the Purchase Price shall be automatically increased to an amount equal to the applicable percentage (as set forth in Section 12.4.1 above) of the actual sales price of such Product.

12.4.3 Price Decrease. In the event AMD sells a Combined Product to a Customer or Channel Partner in an amount that is less than the RSP at the time the order was booked for such Product, AMD may request that FASL reduce the Purchase Price. In such case, FASL may, but shall have no obligation to, reduce the Purchase Price to an amount that it determines in its sole discretion.

12.4.4 Determination of FASL Content. The percentage of FASL Content of any Combined Product shall be determined by FASL using the following formula: the RSP for such

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

Product, less the standard, pre-established forecasted cost (as determined by FASL) for the non-FASL Content of such Product; the difference is then divided by the RSP for such Product. The formula for determining the percentage of FASL content for Combined Products is illustrated immediately below.

(Product RSP) - (Price paid by FASL for non-FASL Content)
(Product RSP)

12.4.5 Content Review; Breakdown. FASL shall, on a Quarterly basis, review the percentage of FASL Content for each Combined Product, and shall make adjustments to the Purchase Price for Combined Product(s), as required based on such review. For each Combined Product, FASL shall provide AMD with a detailed cost breakdown of the non-FASL Content that was used in determining the percentage of FASL Content for such Product.

12.5 Payments Terms. FASL shall issue and deliver an invoice to AMD for any amount payable to FASL pursuant to this Agreement. Unless otherwise agreed by the Parties, payments for Products delivered in accordance with Section 2.3.3, and any other payments required hereunder, including pursuant Section 11.2.2, shall be made within **** from the date on which FASL **** relating to such payment obligation. In no event shall FASL deliver an invoice before shipping the Products (or, in the event of joint marketing costs payable in accordance with Section 11.2.2, incurring the costs) to which such invoice relates. If the end of the payment period falls on a non-business day of AMD, payment may be made on the following business day. All amounts payable by AMD to FASL shall be paid by wire transfer of U.S. Dollars in immediately available funds to such financial institution and account number as FASL may designate in writing to AMD. In the event that the purchase price at which AMD sells a Product to a Customer or Channel Partner is ****, AMD may so notify FASL ****, provided that in such case FASL shall ****.

12.6 Currency. All RSPs shall be quoted in U.S. Dollars.

12.7 Late Payments. If AMD fails to make any payment on or before the required payment date, AMD shall be liable for interest on such payment at the rate of **** per annum or the maximum amount allowed by Applicable Law, whichever is less.

12.8 Taxes. All amounts payable for Product sold by FASL to AMD hereunder are exclusive of any taxes. AMD shall reimburse FASL only for the following tax payments with respect to the sale of Product under this Agreement unless an exemption applies: state and local use taxes arising in the United States of America, value added taxes or other similar taxes on turnover (“VAT”) arising in relevant jurisdictions imposing VAT and consumption taxes arising in Japan. FASL shall cause all such amounts reimbursed by AMD to be paid to the appropriate Governmental Authorities as required by Applicable Law. If FASL is required by law to charge use, consumption, VAT or similar taxes to AMD, FASL will ensure its invoices are in proper form to enable AMD to claim VAT or other applicable deductions, if AMD is permitted by law to do so. In the event that AMD is required by Applicable Law to make any deduction or to withhold any amount from any sum payable by AMD to FASL hereunder, (a) AMD will remit

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

such amounts to the appropriate Governmental Authorities and promptly furnish FASL with original tax receipts evidencing the payment of such amounts, and (b) the sum payable by AMD upon which the deduction or withholding is based will be decreased accordingly.

13.	QUARTERLY BUSINESS REVIEW

13.1 Meetings. AMD and FASL will meet once each Quarter, at a time and place to be agreed by the Parties. The Parties may attend these meetings in person, by telephone or via videoconference. Each Party will bear its own costs and expenses incurred in connection with attending such meetings. AMD and FASL may hold such meetings jointly **** and/or any other distributor or sales representative appointed by FASL in accordance with Section 2.2 or 14, as FASL reasonably determines is appropriate and subject to Sections 13.2 and 13.3.

13.2 Meeting Topics. At these Quarterly meetings, the Parties will, among other things: (a) review the status and overall effectiveness of FASL’s marketing activities and, if applicable, the status and overall effectiveness of FASL–AMD joint marketing activities undertaken in accordance with Section 11.2.2; (b) discuss potential Leads and actual or potential Customer support issues; (c) discuss Customer and Channel Partner input and feedback regarding Products or proposed FASL new product offerings; (d) evaluate the general effectiveness of AMD’s marketing activities in relation to FASL’s then-current Marketing Plan; (e) evaluate the performance of AMD’s Channel Partners; and (f) discuss other issues and concerns raised by the Parties. In no event will joint meetings in which FASL and two or more distributors or sales representatives participate (including AMD and Fujitsu), contain a discussion of any distributor’s independent sales activities, Product pricing or allocation decisions. Information obtained by FASL from AMD with regard to AMD’s independent sales activities, Product pricing or allocation shall be subject to the obligations set forth in Section 16, and shall not be disclosed to Fujitsu or to any other Entity or person, except as otherwise expressly permitted hereunder, including without limitation as permitted under Section 9.1.

13.3 Not Corrective Action. The Parties acknowledge and agree that (a) these quarterly meetings will not be used as a forum in which to institute the commencement of corrective action procedures against AMD in the event that FASL believes that AMD’s sales performance is unsatisfactory, and (b) FASL may only take corrective action against AMD on the basis of the factors, and in accordance with the procedures, set forth in Section 14 below.

14.	DISTRIBUTOR CORRECTIVE ACTION

14.1 Initiation of Process. In the event that FASL reasonably determines that AMD’s sales performance (including as such performance may be affected by the sales performance of its Channel Partners), with respect to a Customer (or multiple Customers) in the AMD Territory, or with respect to an AMD Account or an AMD PRC Customer, is not satisfactory based on:

14.1.1 AMD’s actual market share (by dollar and product line) versus FASL’s market share goals, as set forth in FASL’s then-current Marketing Plan, taking into account current market conditions;

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

14.1.2 Revenue levels forecasted by FASL in its then-current six-quarter operating plan, and AMD’s substantial variance from such forecasted revenues, taking into account current market conditions;

14.1.3 AMD’s level of design win activity, measured against FASL’s reasonable opinion of the appropriate level of activity based on current market conditions; or

14.1.4 Reductions in the level of AMD sales coverage, measured against FASL’s reasonable opinion of the appropriate level of sales coverage based on current market conditions;

then FASL shall have the right to institute the procedures regarding AMD corrective action set forth in Section 14.2 below.

14.2 Process.

14.2.1 Initial Notice; Corrective Action Plan. In the event FASL determines that AMD’s performance is not satisfactory on the basis of the factors set forth in Section 14.1, FASL may provide written notice to AMD indicating (a) that it believes that AMD’s performance is unsatisfactory, (b) in reasonable detail the nature and the basis of such determination, and (c) that AMD should submit to FASL a corrective action plan setting forth the actions that AMD proposes to take to remedy such performance (“Action Plan”). AMD shall have thirty (30) days from its receipt of such notice in which to respond to FASL, either disputing FASL’s characterization of its performance as unsatisfactory or delivering to FASL an Action Plan. In the event that AMD disputes FASL’s characterization of its performance, the Parties shall meet and discuss the matter in good faith.

14.2.2 Acceptance of Action Plan. In the event AMD submits an Action Plan to FASL in accordance with Section 14.2.1, and FASL reasonably determines that AMD’s Action Plan will remedy AMD’s performance, FASL shall notify AMD in writing that the Action Plan is acceptable and AMD shall promptly implement such Action Plan. If, however, FASL reasonably determines that such Action Plan does not address its concerns, the Parties shall promptly meet and shall use Best Efforts to agree upon a mutually acceptable Action Plan in good faith.

14.2.3 Evaluation. FASL will evaluate AMD’s performance against the agreed Action Plan over the succeeding two (2) Quarters, unless an alternative time period is agreed in writing by the Parties and set forth in the Action Plan.

14.2.4 Failure to Improve; Proposal of Measures. In the event FASL reasonably determines both that AMD has failed to properly execute the Action Plan and that AMD’s performance otherwise remains unsatisfactory on the basis of the factors set forth in Section 14.1, FASL shall provide written notice to AMD (with a copy to the FASL Board) (a) indicating that it believes that AMD has failed to properly implement the Action Plan, (b) indicating that it believes that AMD’s performance remains unsatisfactory (and describing in reasonable detail the nature and basis of such belief), and (c) listing the measures that FASL proposes to take against AMD in accordance with Section 14.3 in order to remedy the identified performance issues. AMD shall have thirty (30) days from its receipt of such notice in which to dispute FASL’s determination to the FASL Board, in which case FASL shall not have the right to implement its proposed measures unless and until the FASL Board approves such measures. In the event AMD does not dispute such notice to the FASL Board, FASL shall have the right to implement the proposed measures.

14.2.5 Right to Arbitrate. In the event that the FASL Board approves FASL’s proposed measures, and AMD believes that such measures are inappropriate, AMD shall have the right to institute dispute resolution proceedings in accordance with Section 21.3.

14.3 Actions. In the event that FASL delivers a written notice to AMD pursuant to Section 14.2.4 proposing remedial measures, FASL may implement the following measures (in the following order of priority), provided that the FASL Board has approved such measures in accordance with Section 14.2.4 and subject to AMD’s right to arbitrate pursuant to Section 14.2.5 and the resolution of any such arbitration:

14.3.1 Appointment of a Supplementary Distributor.

(a) In the event that AMD is underserving a Customer in the AMD Territory, FASL may grant to Fujitsu or another distributor the right to market, sell and distribute to such Customer in the specific geographical territory(ies) in which such Customer is being underserved.

(b) In the event that AMD is underserving an AMD Account, FASL may grant Fujitsu or another distributor the right to market, sell and distribute to such AMD Account in the specific geographical territory(ies) in which such AMD Account is being underserved.

(c) In the event that AMD is underserving an AMD PRC Customer, FASL may grant Fujitsu or another distributor the right to market, sell and distribute to such AMD PRC Customer.

14.3.2 Appointment of Supplementary Distributor within a Region within a Territory. In the event that AMD is persistently underserving multiple Customers in a region within the AMD Territory, FASL may grant Fujitsu or another distributor the right to market, sell and distribute in the specific geographical territory(ies) in which such Customers are being underserved, provided that FASL has previously provided AMD with written notice with respect to each such underserved Customer and further written notice regarding the performance issues within the region identified by FASL, in accordance with Section 14.2 above. In determining the boundaries of the region as to which FASL may grant such right to market, sell and distribute, the smallest possible boundary within which the underserved Customers are located will be drawn.

14.3.3 Appointment of a Supplementary Distributor within a Territory. In the event that AMD is persistently underserving multiple Customers throughout the AMD Territory, FASL may grant Fujitsu or another distributor the right to market, sell and distribute Products in the AMD Territory, provided that FASL has previously provided AMD with written notice with respect to each such underserved Customer and further written notice regarding the performance issues within the AMD Territory identified by FASL in accordance with Section 14.2 above.

14.3.4 Minimal Impact Requirement. However, in all cases, FASL shall only propose measures to the extent they are reasonably necessary to provide FASL with the opportunity to have sales made to the underserved Customer(s) or in such underserved region or territory, and in a manner that has the minimal effect on AMD’s distribution rights.

15.	WARRANTIES

15.1 FASL Product Warranty. FASL represents and warrants to AMD that the Products shall operate in accordance with the Documentation and other written specifications therefor, and shall be free from defects in functionality, materials and workmanship, for a period of twelve (12) months from the date that such Products **** in accordance with Section 3 (the “Warranty Period”).

15.2 Remedies. In the event that AMD notifies FASL during the applicable Warranty Period that any Product does not conform to the warranty provisions set forth in Section 15.1, FASL shall, at FASL’s option, **** in accordance with the Product return and problem verification procedures **** (b) **** such **** at **** or (c) provide **** for such defective Product. FASL shall **** in connection with **** defective Products.

15.3 No Warranty Pass Through. AMD shall have the right to independently make Product warranties to Customers and Channel Partners consistent with the Product warranty made by FASL under this Agreement. AMD hereby indemnifies and holds FASL harmless from and against any liabilities, losses, damages, costs and expenses, including attorneys’ fees and costs, incurred by FASL resulting from any claims based on or related to any representation or warranty made by AMD regarding the Products that is inconsistent with the warranty made by FASL hereunder.

15.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

16.	CONFIDENTIAL INFORMATION

16.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a

*	Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 11, 2005.

need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 16.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term (as hereinafter defined) and for a period of five (5) years from the date of termination of this Agreement.

16.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

16.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law, provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

17.	CONSEQUENTIAL DAMAGES WAIVER

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH PARTY, UNDER ANY LEGAL THEORY, FOR ANY COSTS (INCLUDING WITHOUT LIMITATION LABOR COSTS) FOR IN-THE-FIELD INSTALLATION OR REPAIR WORK, OR FOR OTHER SIMILAR REWORK COSTS, OR FOR ANY LOSS OF PROFITS, REVENUES OR GOODWILL, LOSS OF DATA, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING PROVISIONS OF THIS SECTION 17 SHALL NOT BE DEEMED TO LIMIT FASL’S INDEMNITY OBLIGATIONS UNDER SECTION 19.

18.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO FASL’S INDEMNITY OBLIGATIONS UNDER SECTION 19, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH, NEGLIGENCE, INFRINGEMENT, IN TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNTS PAID OR PAYABLE BY AMD TO FASL IN THE MOST RECENT FULL CALENDAR YEAR PRECEDING EITHER PARTY’S INITIAL NOTICE TO THE OTHER PARTY OF ANY CLAIM OR POTENTIAL CLAIM HEREUNDER.

19.	FASL INDEMNITY

19.1 Indemnity. FASL shall at its own expense defend AMD from and against any (a) third party action to the extent that it relates to or results from any defects of Products delivered by or for FASL that directly result in the death or bodily injury to any person or that result in damage to real or personal property, or (b) any third party claim, action or proceeding to the extent that it relates to or results from the Products allegedly infringing, violating or misappropriating any Intellectual Property Right of any third party (collectively, clauses (a) and (b) constitute “Claims”). For purposes of this Section 19, the term Intellectual Property Rights shall be limited to patents, copyrights, mask work rights, trade secrets and Trademarks; provided, however, that for purposes of this Section 19, the term Trademarks shall be limited to those Trademarks where FASL (or its subcontractors or agents), and not AMD or Fujitsu, has performed the research and registration work to validate the availability of the Trademark in the applicable jurisdictions. FASL agrees to indemnify AMD and hold it harmless from and against any damages, costs and expenses (including without limitation any reasonable attorneys’ fees and costs) finally awarded against AMD by a court of competent jurisdiction that may result from any such Claim; provided that (i) AMD notifies FASL promptly in writing of the Claim; (ii) FASL has sole control of the defense and all related settlement negotiations; and (iii) AMD provides FASL, at FASL’s expense, with all reasonable assistance, information, and authority to perform these duties. Any delay by AMD in notifying FASL of a Claim shall not relieve FASL of its obligations under this Section 19, except to the extent (and only to the extent) that FASL’s ability to defend such Claim is materially prejudiced by such delay.

19.2 Exclusions. FASL shall have no liability for any Claim of infringement or liability based on or arising from (i) modification of the Products by AMD or any third party (unless such modification was specifically authorized or required by FASL and such authorization was delivered by an authorized FASL employee in the form of a detailed written requirements document listing in detail the specifications for the modification), to the extent the infringement or liability would have been avoided by use of the unmodified Products; or (ii) the combination or use of the Products furnished hereunder with materials or technology not furnished by FASL, to the extent such infringement or liability would have been avoided by use of the Products alone.

19.3 Alternatives. In the event the Products are held to, or FASL believes are likely to be held to, infringe, violate or misappropriate any Intellectual Property Right of any third party, FASL shall have the right at its sole option and expense to (i) substitute or modify the Products so that they are non-infringing, while retaining substantially equivalent features and functionality as set forth in the specifications and documentation; or (ii) obtain for AMD a license to continue offering the Products; or (iii) if (i) and (ii) are not reasonably practicable as determined by FASL, terminate further sales of the infringing Product.

19.4 Limit on Liability. In no event shall FASL’s liability for (i) Claims relating to infringement, violation or misappropriation of third party Intellectual Property Rights, or (ii) Claims for loss of data exceed the amounts paid to AMD or its Affiliates by their respective Customers or Channel Partners for the affected Products.

19.5 Sole Obligation. The foregoing FASL indemnities state the sole obligation and exclusive liability of FASL to AMD, and AMD’s sole recourse and remedy against FASL for any Claim of infringement or misappropriation of an Intellectual Property Right by the Products or for any Claim of product liability related to the Products.

20.	TERM AND TERMINATION

20.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect indefinitely, unless terminated as set forth in this Section 20 (“Term”).

20.2 Termination upon Mutual Agreement. The Parties may terminate this Agreement upon mutual written consent at any time.

20.3 Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (a) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (b) the non-defaulting Party’s intention to terminate this Agreement. Upon receipt of such notice, the defaulting Party shall use Best Efforts to cure the alleged breach in a timely manner, and the Parties shall meet to discuss the matter. If the breach has not been cured to the reasonable satisfaction of the non-defaulting

Party within a reasonable period of time of not less than one hundred twenty (120) days, and if the Parties are not otherwise able to resolve the matter, then the non-defaulting Party may terminate this Agreement upon written notice.

20.4 Termination for Reduction in Ownership. In the event that AMD’s Ownership Interest is less than ten percent (10%), FASL shall have the right to terminate this Agreement immediately by giving ninety (90) days’ written notice of termination to AMD.

20.5 Cross-Termination. Unless otherwise expressly agreed in writing by the Parties, this Agreement shall automatically terminate upon the termination of the LLC Operating Agreement.

20.6 Effect of Termination.

20.6.1 Return of Confidential Information.

(a) AMD shall promptly return to FASL (or destroy, at FASL’s election) all Documentation and FASL Confidential Information then in the possession or under AMD’s control, and FASL shall promptly return to AMD (or destroy, at AMD’s election) all AMD Confidential Information then in the possession or under FASL’s control, excluding historical point-of-sale reports and other historical information provided to FASL pursuant to Section 9.1 above. Notwithstanding the foregoing, (i) any AMD historical pricing information may only be retained by FASL for financial reporting and other similar reporting and audit purposes but may not be supplied to any other distributor, sales representative or the like; (ii) FASL shall not retain any information provided to AMD or its Affiliates by any of their respective Customers or Channel Partners and marked specifically as Customer confidential information or Channel Partner confidential information, as applicable, unless such Customers or Channel Partners have agreed in writing to permit FASL to retain such information; and (iii) FASL may retain any AMD information relating to current proposals, price quotations or commitment, but FASL shall not supply any such information to any other distributor, sales representative or the like.

(b) Notwithstanding subsection (a) above, the Receiving Party shall not be liable to the Disclosing Party for the inadvertent use of the Disclosing Party’s Residual Information for the Receiving Party’s own business purposes by the Receiving Party’s personnel who no longer have access to any tangible (including machine-readable) embodiments of any Confidential Information of the Disclosing Party; provided, however, that the foregoing shall not release or excuse the Receiving Party from any liability to the Disclosing Party for any disclosure of the Disclosing Party’s Confidential Information by the Receiving Party to any other persons or Entities, including the Receiving Party’s former personnel, or any use of such Confidential Information by such other persons or Entities. This subsection (b) shall not be deemed to (A) grant to the Receiving Party a license under any Intellectual Property Rights (excluding trade secrets) of the Disclosing Party or (B) authorize any use of the tangible (including machine-readable) embodiments of any Confidential Information of the Disclosing Party. For purposes hereof, “Residual Information” means with respect to Confidential

Information, information in non-tangible form which may be incidentally retained in the unaided memory of the Receiving Party’s personnel having had access to the Confidential Information of the Disclosing Party, and which such personnel cannot identify as Confidential Information of the Disclosing Party. Such personnel’s memory is “unaided” if the personnel have not intentionally memorized any Confidential Information of the Disclosing Party.

20.6.2 Limitation of Liability. Neither FASL nor AMD shall be liable to the other, because of such termination, for compensation, reimbursement or damages: (i) for the loss of prospective profits, anticipated sales or goodwill; (ii) on account of any expenditures, investments or commitments made by either; or (iii) for any other reason whatsoever based upon the result of such termination.

20.6.3 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

20.6.4 Outstanding Purchase Order Fulfillment. FASL shall complete all Purchase Orders that have been previously accepted by FASL and not specifically cancelled upon termination by AMD, and shall accept and fulfill any Purchase Orders issued by AMD for a period of ninety (90) days after termination of this Agreement, provided that the reason for termination was not a failure by AMD to pay amounts previously due to FASL under this Agreement; provided, further, that all inventories held by or on behalf of AMD and its Channel Partners shall be depleted by the end of such 90-day period. During such period, AMD shall have no guaranteed allocation and FASL may freely appoint additional distributors in the AMD Territory and the Joint Territory, and with respect to Global Accounts, AMD Accounts, AMD Affiliates and AMD PRC Customers, unless otherwise restricted pursuant to the terms of the Fujitsu Distribution Agreement.

20.6.5 Payment Obligation. AMD shall pay for all Products previously delivered by FASL and all Products subsequently delivered by FASL pursuant to the Purchase Orders referred to in Section 20.6.4.

20.6.6 Trademark and Documentation Licenses. All licenses relating to Trademarks and Documentation shall terminate, provided, however, that AMD shall have the right to continue to use Trademarks and Documentation, in a manner consistent with Section 6, in connection with the sale of Products in accordance with Section 20.6.4.

20.6.7 Transition Accounts. If this Agreement terminates at any time prior to transition of the AMD Transitional Support Customers to Fujitsu pursuant to Section 2.1, then FASL may elect to transition such AMD Transitional Support Customers effective upon the termination date either to be supported by FASL or by any other distributor that FASL may choose, regardless of the time periods or other requirements that may be set forth in Section 2.1 above. Unless termination resulted from a material breach by FASL, then AMD agrees to use Best Efforts to facilitate the transition of customers to Fujitsu.

20.7 Survival. The provisions of Sections 3 (for purposes of fulfilling the terms of Section 20.6.4), 12, 15, 16 (in accordance with its terms), 17, 18, 19, 20.6, 20.7 and Section 21 shall survive any termination of this Agreement.

21.	MISCELLANEOUS TERMS

21.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

21.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods).

21.3 Dispute Resolution. Any dispute arising under or relating to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the LLC Operating Agreement, which procedures are incorporated herein and deemed to apply mutatis mutandis to the Parties.

21.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

21.5 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that AMD shall have the right to assign this Agreement in connection with the sale of substantially all of its business to which the Products relate. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

21.6 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supercede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. This Agreement may not be altered except by a written instrument signed by authorized legal representatives of both Parties and Fujitsu. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

21.7 Notices and Other Communications. All notices required or permitted under this Agreement shall reference this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to FASL:

FASL LLC

One AMD Place M/S 150

P.O. Box 3453

Sunnyvale, CA 94086

Attention: General Counsel

Telephone: (408) 749-2400

Facsimile: (408) 774-7399

If to AMD:

Advanced MicroDevices, Inc.

One AMD Place M/S 150

P.O. Box 3453

Sunnyvale, CA 94086

Attention: General Counsel

Telephone: (408) 749-2400

Facsimile: (408) 774-7399

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 21.7.

21.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

21.9 Force Majeure.

21.9.1 Excuse. Neither Party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including acts of any governmental body, war, terrorism, insurrection, sabotage, embargo, fire, flood, earthquake, strike or other labor disturbance, interruption of or delay in transportation, or unavailability of or interruption or delay in telecommunications or third party services (“Force Majeure”); provided, however, that (a) a lack of credit, funds or financing, or (b) strikes or other labor disturbances that are limited to FASL’s employees shall not constitute Force Majeure. This Section 21.9.1 shall not be interpreted as relieving a Party of an obligation to pay, but may serve to excuse delay in making a payment when due.

21.9.2 Mitigation. A Party seeking to be excused from performance as the result of Force Majeure will be excused to the extent such performance is delayed or prevented by Force Majeure, provided that such Party shall use the utmost reasonably practicable efforts to complete such performance. Each Party agrees to resume performance with the utmost dispatch whenever the causes of such excuse are cured or remedied.

21.9.3 Notice. Should any Party be prevented from or delayed in or become aware that it is likely to be prevented from or delayed in carrying out its obligations under this Agreement due to Force Majeure, such Party shall promptly give to the other Party a written notice setting forth the details of such Force Majeure.

21.10 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective Best Efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

21.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Entity or person.

21.12 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

21.13 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

FASL LLC:

By:	/s/ Thomas M. McCoy
Name:	Thomas M. McCoy
Title:	Manager

ADVANCED MICRO DEVICES, INC.:

By:	/s/ Thomas M. McCoy
Name:	Thomas M. McCoy
Title:	Senior Vice President, General Counsel